UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 18, 2008
CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-20202	38-1999511

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

25505 West Twelve Mile Road, Suite 3000,	48034-8339
Southfield, Michigan

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248-353-2700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
On April 18, 2008, the Company entered into a $150.0 million asset-backed non-recourse secured financing. The parties to this transaction are the Company, as servicer, Credit Acceptance Auto Loan Trust 2008-1, as issuer (the “Trust”), Credit Acceptance Funding LLC 2008-1, as seller (“Funding 2008-1”), Wachovia Bank, National Association, as purchaser, and Wells Fargo Bank, National Association, as trust collateral agent, indenture trustee and backup servicer. During the first twelve months of this financing, the Company may contribute loans to Funding 2008-1 in exchange for the sole membership interest in Funding 2008-1, and cash in an aggregate amount of up to the lesser of $150.0 million and 80% of the contributed loans.
The terms and conditions of this transaction are set forth in the agreements attached hereto as Exhibits 4(f)(103) through 4(f)(108), which agreements are incorporated herein by reference. This transaction is also summarized in a press release issued by the Company on April 18, 2008, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
On April 18, 2008, the Company conveyed loans having a net book value of approximately $86.5 million to Funding 2008-1, which, in turn, conveyed the loans to the Trust (a special purpose trust formed for purposes of the transaction) that issued $69.0 million in notes to a qualified institutional investor in a private transaction exempt from the registration requirements of the Securities Act of 1933. Accordingly, such notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Such notes will bear interest at an effective fixed rate of 6.3%. The proceeds of the initial conveyance to Funding 2008-1 were used by the Company to repay outstanding indebtedness. Through April 15, 2009, the Company may be required, and is likely, to convey additional dealer loans to Funding 2008-1, which will be conveyed by Funding 2008-1 to the Trust. After April 15, 2009, the debt outstanding under this facility will begin to amortize. The expected annualized cost of the secured financing, including underwriter’s fees and other costs is approximately 6.9%.
The secured financing creates loans for which the Trust is liable and which are secured by all the assets of the Trust. Such loans are non-recourse to the Company, even though the Trust, Funding 2008-1 and the Company are consolidated for financial reporting purposes. The Company receives a monthly servicing fee paid out of collections equal to 6.0% of the collections received with respect to the conveyed loans. Except for the Company’s servicing fee and payments due to dealer-partners, the Company does not receive, or have any rights in, any portion of such collections until the Trust’s underlying indebtedness is paid in full, either through collections or through a prepayment of the indebtedness. Thereafter, remaining collections would be paid over to Funding 2008-1 as the sole beneficiary of the Trust where they would be available to be distributed to the Company as the sole member of Funding 2008-1, or the Company may choose to cause Funding 2008-1 to repurchase the remaining loans from the Trust and then dissolve, whereby the Company would become the owner of such remaining collections. The Company might also cause Funding 2008-1’s beneficial interest in the Trust to be sold and financed under its credit facility with Variable Funding Capital Company LLC.

The financing may be accelerated upon the occurrence of an “indenture event of default.” An “indenture event of default” includes: a default by the Trust in the payment of interest or principal when due; any breach of covenant or any material breach of representation or warranty that is not cured within the specified time following notice; the occurrence of certain bankruptcy or insolvency events involving the Trust or Funding 2008-1; the failure of collections on the transferred assets to be more than a threshold percentage of projected collections for three consecutive collection periods; a transfer by Funding 2008-1 of its ownership of the Trust (other than as permitted by the transaction documents); the failure of Funding 2008-1 to observe in any material respect any of its limited purpose covenants after giving effect to notice and grace periods; the failure of the indenture trustee to have a valid and perfected first priority security interest in the Trust’s property if such failure has not been cured within ten business days; and the cessation of any transaction document to be in full force and effect.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

4(f)(103)	Indenture dated April 18, 2008 between Credit Acceptance Auto Loan Trust 2008-1 and Wells Fargo Bank, National Association.

4(f)(104)	Sale and Servicing Agreement dated April 18, 2008 among the Company, Credit Acceptance Auto Loan Trust 2008-1, Credit Acceptance Funding LLC 2008-1, and Wells Fargo Bank, National Association.

4(f)(105)	Backup Servicing Agreement dated April 18, 2008 among the Company, Credit Acceptance Funding LLC 2008-1, Credit Acceptance Auto Loan Trust 2008-1, and Wells Fargo Bank, National Association.

4(f)(106)	Amended and Restated Trust Agreement dated April 18, 2008 between Credit Acceptance Funding LLC 2008-1 and U.S. Bank Trust National Association.

4(f)(107)	Contribution Agreement dated April 18, 2008 between the Company and Credit Acceptance Funding LLC 2008-1.

4(f)(108)	Intercreditor Agreement dated April 18, 2008 among the Company, CAC Warehouse Funding Corporation II, Credit Acceptance Funding LLC 2006-2, Credit Acceptance Auto Dealer Loan Trust 2006-2, Credit Acceptance Funding LLC 2007-1, Credit Acceptance Auto Dealer Loan Trust 2007-1, Credit Acceptance Funding LLC 2007-2, Credit Acceptance Auto Dealer Loan Trust 2007-2, Credit Acceptance Funding LLC 2008-1, Credit Acceptance Auto Loan Trust 2008-1, Wachovia Capital Markets, LLC, as agent, Deutsche Bank Trust Company Americas, as agent, Wells Fargo Bank, National Association, as agent, and Comerica Bank, as agent.

99.1	Press Release dated April 18, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
Douglas W. Busk
Treasurer April 24, 2008